                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. ______ )*


                               Midway Games Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title or Class of Securities)

                                  598148104
                        ------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  598148104                  13G                      Page 2 of 4 pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WMS Industries Inc.
             36-2814522
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                           N/A   (a)_____
                                                                 (b)_____
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OR ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                                         33,400,000
                             ---------------------------------------------------
      NUMBER OF SHARES       6      SHARED VOTING POWER
   BENEFICIALLY OWNED BY                                         0
   EACH REPORTING PERSON     ---------------------------------------------------
            WITH             7      SOLE DISPOSITIVE POWER
                                                         33,400,000
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                                                 0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             33,400,000
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

             N/A                                                       ___
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             86.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

             HC
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 pages
ITEM 1.  ISSUER
         (a)      Midway Games Inc.
         (b)      3401 North California Avenue
                  Chicago, Illinois  60618

ITEM 2.  PERSON FILING
         (a)      WMS Industries Inc.
         (b)      3401 North California Avenue
                  Chicago, Illinois  60618
         (c)      A Delaware corporation.
         (d)      Common Stock
         (e)      598148104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) , OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
         N/A

ITEM 4   OWNERSHIP.
         (a)      33,400,000
         (b)      86.6%
         (c)      See items 5 through 8, page 2

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING _____.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         See attached Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         N/A

ITEM 10. CERTIFICATION.
         N/A

                                   SIGNATURE

         After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 12, 1997
                               -----------------
                                      Date

                  /s/ WMS INDUSTRIES INC. by Barbara M. Norman
                  --------------------------------------------
                                   Signature

                           Vice President & Secretary
                           --------------------------
                                   Name/Title

                                                                     Page 4 of 4
                                   EXHIBIT A

         Pursuant to the instructions in Item 7 of Schedule 13G, Williams Electronics Games, Inc., 3401 North California Avenue, Chicago, Illinois 60618, a wholly-owned subsidiary of WMS Industries Inc., is the beneficial owner of 33,400,000 shares or 86.6% of the common stock outstanding of Midway Games Inc.